UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2015

ALTISOURCE RESIDENTIAL CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-35657	46-0633510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Altisource Asset Management Corporation
402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2015, Altisource Residential Corporation ("Residential" or the "Company") and Altisource Residential, L.P. entered into a new Asset Management Agreement ("AMA") with Altisource Asset Management Corporation ("AAMC").

The AMA, which became effective on April 1, 2015, provides for a new management fee structure which replaces the incentive fee structure under the original asset management agreement as follows:

◦
AAMC is entitled to a quarterly base management fee equal to 1.5% of the product of (i) Residential’s average invested capital for the quarter multiplied by (ii) 0.25, while Residential has fewer than 2,500 single family rental properties actually rented (“Rental Properties”). The base management fee percentage increases to 1.75% of invested capital while Residential has between 2,500 and 4,499 Rental Properties and increases to 2.0% of invested capital while Residential has 4,500 or more Rental Properties;

◦
AAMC is entitled to a quarterly incentive management fee equal to 20% of the amount by which Residential's return on invested capital exceeds a hurdle return rate of between 7% and 8.25% (depending on the 10-year treasury rate). The incentive management fee increases to 22.5% while Residential has between 2,500 and 4,499 Rental Properties and increases to 25% while Residential has 4,500 or more Rental Properties; and

◦	AAMC is entitled to a quarterly conversion fee equal to 1.5% of the market value of the single-family homes leased by Residential for the first time during the quarter.

Residential has the flexibility to pay up to 25% of the incentive management fee to AAMC in shares of Residential common stock.

Under the new AMA, AAMC will continue to be the exclusive asset manager for Residential for an initial term of 15 years from April 1, 2015, with two potential five-year extensions, subject to Residential achieving an average annual return on invested capital of at least 7%.

Neither party is entitled to terminate the AMA prior to the end of the initial term, or each renewal term, other than termination by (a) Residential and/or AAMC “for cause” for certain events such as a material breach of the AMA and failure to cure such breach, (b) Residential for certain “good reason events” such as Residential’s failure to achieve a return on invested capital of at least 7% for two consecutive fiscal years after the third anniversary of the AMA, and (c) Residential in connection with certain change of control events.

The foregoing description of the new AMA does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the AMA which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)  Appointment of Certain Officers

On March 31, 2015, the Company appointed George G. Ellison, age 56, as President of the Company.

Mr. Ellison has served as Chief Executive Officer of AAMC since February 17, 2015. Prior to joining AAMC, Mr. Ellison had been employed for 19 years at Bank of America and its predecessor, NationsBank. Mr. Ellison held several roles over his career at Bank of America, most recently being the executive leading the team that managed the valuation and disposition of Bank of America’s legacy mortgage loan portfolio and a leading member of Bank of America’s Special Initiatives team that worked to resolve Bank of America’s representation and warranty litigation. Prior to his most recent roles, Mr. Ellison was Global Head of the Structured Products division within Bank of America’s Investment Banking platform. His responsibilities involved all Structured Products including RMBS, ABS, ABCP Conduit and CMBS securities, among others. Mr. Ellison holds a Bachelor of Science in Industrial Engineering the University of Pittsburgh and a Masters of Business Administration from the Wharton School of Business.

There are no family relationships among Mr. Ellison and any of the Company's directors and executive officers.

Ashish Pandey will continue to serve as the Company's Chief Executive Officer.

Item 8.01 Other Events

The Company issued a press release on March 31, 2015 with respect to the AMA, the declaration of a quarterly dividend and the appointment of Mr. Ellison, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Asset Management Agreement, dated March 31, 2015, among Altisource Residential Corporation, Altisource Residential, L.P. and Altisource Asset Management Corporation.

99.1	Press Release, dated March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Altisource Residential Corporation
Date: April 1, 2015	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary